Exhibit 99.1

Dear Shareholder,

With the uncertainty surrounding the health and economic effects of the COVID-19 pandemic, Monroe Capital Income Plus Corporation (the “Company,” “we,” “us,” or “our”) and our investment advisor, Monroe Capital BDC Advisors, LLC, and its affiliates (“Monroe”) believe a greater level of communication with you continues to be warranted. As we did last quarter, we are providing an estimate of our quarterly earnings for the quarter ended June 30, 2020 and offering additional color around common topics of discussion with investors.

Estimates of Second Quarter 2020 Financial Results:

The following are preliminary estimates, subject to change pending the completion of our quarterly financial reports for the quarter ended June 30, 2020.

o	Estimated Q2 2020 Net Investment Income – We anticipate that Q2 2020 net investment income will be $0.20 to $0.24 per share based on the weighted average shares outstanding during Q2.

o	Estimated Q2 2020 Dividend – We anticipate that the Board of Directors will confirm an all-cash dividend consistent with the prior quarter dividend of $0.20 per share at their August meeting. This dividend, if approved, would equate to an annualized yield of 8.6% based on a $9.29 per share price from our most recent offering on May 15, 2020. We expect that this dividend will be paid on August 13, 2020 to shareholders of record as of August 6, 2020. The anticipated amount, nature, record date and payment date of the dividend are subject to change and will not be final until approved by the Board of Directors.

o	Estimated June 30, 2020 Net Asset Value – We anticipate the net asset value (“NAV”) per share at June 30, 2020 to rise from the NAV per share at March 31, 2020 of $9.49 (Ex-dividend of $9.29) per share to between $9.65 and $9.75 before paying the Q2 dividend. Ex-dividend, we anticipate the NAV per share to be between $9.45 and $9.55.

Portfolio Holdings

As of June 30, 2020, over 95% of the Company’s portfolio (at fair value) is invested in senior secured loans. We continue to emphasize diversification and credit quality. The Company’s portfolio includes investments in approximately 50 portfolio companies with no single issuer representing more than 6% of the portfolio. We expect this diversification will increase further as new investments are made. As we have noted in previous letters and video calls, the terms we will expect to receive on new deals are both higher in terms of coupons/fees and lower in terms of leverage and loan-to-value.

Portfolio Valuations

Following the first quarter decline in values of our portfolio investments, we are pleased to report that we anticipate an increase in average loan valuations of at least one full point from 96.6% of cost to between 97.6% and 98.4% of cost. Given the leverage on the Company’s portfolio, this appreciation is anticipated to translate into an increase in per share NAV of 2.0%-2.4%. Most of the change in valuations during the quarter is attributable to broad market movements and tightening of credit spreads in the loan markets.

Liquidity and Leverage

To date, Monroe Capital Income Plus Corporation has met all borrower revolver draw requests and has appropriate liquidity to meet any future requests. As of June 30, 2020, the Company had approximately $5.5 million in cash and restricted cash and $18.3 million available for additional borrowings on our revolving credit facility with KeyBank National Association, as administrative agent (the “Revolving Credit Facility”), subject to borrowing base availability.

o	Debt-to-Equity – We anticipate our debt-to-equity ratio as of June 30, 2020 to be between 0.53x and 0.57x.

o	As of June 30, 2020 the Company was in compliance with all covenants under the Revolving Credit Facility.

COVID-19

We outlined last quarter our heightened level of focus on company liquidity during the COVID-19 pandemic. We always dedicate resources to diligent monitoring of our borrowers, but this additional emphasis on borrowers that may be potentially more sensitive to the COVID-19 pandemic and its impacts is designed to keep us well-prepared for adverse changes with our borrowers should such changes take place. Overall, we are encouraged by the resilience we see in our borrowers’ businesses including those with more potential sensitivity to protracted economic weakness.

Monroe’s Outlook on the Private Lending Opportunity

While we are encouraged by some of the COVID-19-related efforts in the medical field, many businesses and individuals remain in a state that is far from normal due to the COVID-19 pandemic. As a result, we expect a slow economic recovery with a commensurate reduction in risk-taking on the part of investors and lenders. For conservative lenders with an origination platform and experienced underwriting like Monroe, we believe this is an ideal time to be making new loans. Other market participants have pulled back from the market, making business lending less competitive. We believe this has the potential to drive better risk-adjusted returns, mirroring what we have seen since May as the market began to thaw. In our view, this dynamic makes the 2020 and likely 2021 vintage loans particularly attractive.

We welcome any questions you may have. Please feel free to reach out to your Monroe contact any time. You can also email us at IncomePlus@monroecap.com

Sincerely,

Theodore Koenig

Chairman and CEO, Monroe Capital Income Plus Corporation

About Monroe Capital Income Plus Corporation

Monroe Capital Income Plus Corporation is an externally-managed, closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company is a specialty finance company that is focused on providing financing solutions primarily to lower middle-market companies in the United States and Canada. The Company is managed by Monroe Capital BDC Advisors, LLC, an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended.

Important Disclosures and Forward-Looking Statements

This letter is for informational purposes only. It does not convey an offer of any type and is not intended to be, and should not be construed as, an offer to sell, or the solicitation of an offer to buy, any interest in the Company. Any such offering can be made only at the time a qualified offeree receives a confidential private placement memorandum and other operative documents which contain significant details with respect to risks.

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.